Exhibit 2.1

SHARE EXCHANGE AGREEMENT and PLAN of REORGANIZATION

by and among

GOLOGIQ, INC., A NEVADA CORPORATION

SYMPLEFY, INC., A DELAWARE CORPORATION

and

THE SHAREHOLDERS OF

SYMPLEFY, INC.

NAMED HEREIN

Dated as of July 26, 2023

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of July 26, 2023, is by and among GoLogiq, Inc, a Nevada Corporation (“GOLQ”), Symplefy, Inc, a Delaware corporation (“Symplefy”), and the Shareholders of Symplefy set forth on the signature page hereto (the “Shareholders” and together with Symplefy, the “Exchange Parties”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

BACKGROUND

A       GOLQ is subject to the reporting requirements of the Exchange Act and GOLQ’s common shares are quoted for public trading on the OTC Markets OTCQB Market (the “OTC”).

B.       As of the date of this Agreement, GOLQ is authorized to issue one class of stock designated as common stock (“Common Stock”), the total number of shares of which GOLQ is authorized to issue being two hundred million (200,000,000). As of the date of this Agreement GOLQ has approximately 134,127,556 shares of common stock issued and outstanding. Further, as of the date of this Agreement, GOLQ is authorized to issue stock designated as preferred stock (“Preferred Stock”), the total number of shares of which GOLQ is authorized to issue being ten million (10,000,000), of which no shares of the Preferred Stock are issued and outstanding.

C.        As of the date of this Agreement Symplefy is privately held and is authorized to issue one class of stock (“Symplefy Common Stock”), the total number of shares of which Symplefy is authorized to issue being 10,000,000. As of the date of this Agreement Symplefy has approximately 6,153,846 shares of common stock issued and outstanding. The stockholders of Symplefy are the record and beneficial owners of those shares of Symplefy Common Stock, or the right to receive such shares of Symplefy Common Stock, set forth opposite such stockholder’s name on Exhibit C-1_hereto

D.       The Shareholders have agreed to exchange all of their Symplefy equity in exchange for (i) an aggregate of fifteen million ($15,000,000) equivalent of newly issued shares of the Common Stock, $0.0001 par value, of GOLQ (the “GOLQ Stock”) (such amount of shares, the “Closing Shares”), and (ii) an aggregate of fifteen million ($15,000,000) equivalent of GOLQ Stock (the “Earnout Shares” and together with the Closing Shares and any Additional Shares as defined below, the “Merger Consideration”), in each of cases (i) and (ii) priced on the fifteen (15) trading day volume weighted average price ("VWAP") immediately prior to the Closing, and be subject to the terms of distribution as set forth in this Agreement and the resale restrictions as defined in Section 2.

E.        The Parties agree that GOLQ will provide working capital of not less than one million US dollars ($1,000,000) to Symplefy within twelve (12) months of Closing to expand its business.

F.       The Boards of Directors of each of GOLQ and Symplefy have determined that it is in the best interests of all of the Parties to execute this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

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ARTICLE I

Exchange of Shares

1.1.       Exchange Symplefy Common Stock for GOLQ Stock. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to GOLQ their Symplefy Common Stock free and clear of all Liens and other encumbrances in exchange for the GOLQ Stock, and GOLQ shall issue the GOLQ Stock to the Shareholders according to their pro-rata ownership of the Symplefy Common Stock, adjusted as per the Shareholders instructions as set forth in Exhibit 1.1 hereto. All parties hereto agree that the value of the Closing Shares distributed on the Closing Date shall be priced based on the fifteen (15) trading day VWAP immediately prior to the Closing Date.

1.2.       Closing. The closing (the “Closing”) of the Transactions contemplated hereby shall take place at the offices of the Kline Law Group, in Irvine, CA commencing at or before 5:00 PM PDT on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.3.       Earnout and Other Incentive Payments.

(a)        As additional consideration, GOLQ shall distribute, or cause to be distributed to the Shareholders the Earnout Shares when, as and if any such shares become issuable pursuant to this Agreement, on the terms and subject to the conditions set forth on Exhibit 1.3. Any portion of the Earnout Shares issuable pursuant to this Section 1.3 does not constitute compensation for services, but rather constitutes part of the consideration for the Symplefy equity owned by the Shareholders.

(b)       Following the Closing Date, for so long as the Earnout Shares may become issuable hereunder, GOLQ shall notify the Shareholders promptly upon achievement of any Earnout Targets and shall promptly, but no more than ten days following the Earnout Date, transfer, or cause to be transferred, to each Shareholder, a number of Earnout Shares equal to the number of such Shareholder’s Pro Rata Ownership.

(c)       Notwithstanding anything to the contrary herein, GOLQ shall, and shall cause its Affiliates to act reasonably and in good faith in its operations of Symplefy following the Closing and the offering of its products and services during the period prior to the Earnout Date, use commercially reasonable efforts to achieve the Earnout Targets, and not take any actions intended or reasonably expected to avoid or decrease the issuance of the Earnout Shares. For purposes of clarity, the non-renewal of any contracts with any third parties and any failure to pursue or enter into any contracts with any third parties, by GOLQ, Symplefy or any of their respective subsidiaries for a legitimate business purpose (other than for the purpose of avoiding or decreasing the issuance of the Earnout Shares) shall not be deemed to be a violation of GOLQ’s obligation to act reasonably in good faith and use commercially reasonable efforts to achieve the Earnout Targets.

ARTICLE II

Representations and Warranties of the Shareholders

The Shareholders each hereby represent and warrant to GOLQ with respect to themselves, as follows.

2.1.       Good Title. Each Shareholder is the record and beneficial owner, and has good title to its Symplefy Common Stock, with the right and authority to sell and deliver such Symplefy Common Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of GOLQ as the new owner of such Symplefy Common Stock in the share register of Symplefy, GOLQ will receive good title to such Symplefy Common Stock, free and clear of all Liens.

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2.2.       Power and Authority. Each Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by each Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.3.       No Conflicts. The execution and delivery of this Agreement by each Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.4.       Litigation. There is no pending proceeding against any Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.5.       No Finder’s Fee. No Shareholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.6.       Purchase Entirely for Own Account. The GOLQ Stock proposed to be acquired by each Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the GOLQ Stock, except in compliance with applicable securities laws.

2.7.       Available Information. Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in GOLQ. Each Shareholder hereby acknowledges that it has had the opportunity review all publicly available information concerning GOLQ, including, but not limited to all filings made by GOLQ to the SEC pursuant to the Exchange Act

2.8.       Non-Registration. Each Shareholder understands that the GOLQ Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

2.9.       Restricted Securities. Each Shareholder understands that the shares of GOLQ Stock are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the GOLQ Stock would be acquired in a transaction not involving a public offering. The issuance of the GOLQ Stock hereunder has not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the GOLQ Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Each Shareholder further acknowledges that if the GOLQ Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such GOLQ Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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2.10.        Accredited Investor. Each Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act.

2.11.       Legends. Each Shareholder hereby understands and acquiesces that the GOLQ Stock will bear the following legend or one substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT:

(1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.12.       Additional Legend; Consent. Additionally, the GOLQ Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to GOLQ making a notation on its records or giving instructions to any transfer agent of GOLQ Stock in order to implement the restrictions on transfer of the Shares.

2.13       Lock-Up. No Shareholder shall, during the Lock-up Period, (a) offer, pledge, hypothecate, assign, sell (including, without limitation, any short sale whether or not against the box), contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the GOLQ Stock or any securities convertible into or exercisable or exchangeable for the GOLQ Stock or any rights thereto (including GOLQ Stock or such other securities convertible into or exercisable or exchangeable for GOLQ Stock that may be deemed to be beneficially owned by such Shareholder in accordance with the rules and regulations of the SEC) (collectively, the “Restricted GOLQ Securities”) or publicly disclose the intention to make any such offer, sale, pledge or disposition or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the GOLQ Stock or such other securities convertible into or exercisable or exchangeable for GOLQ Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of the GOLQ Stock or such other securities convertible into or exercisable or exchangeable for the GOLQ Stock, in cash or otherwise. No Shareholder shall, during the Lock-up Period, directly or indirectly limit its right, title or interest or right to vote in any manner any of the Restricted GOLQ Securities, or agree to do any of the following: (i) grant any proxies or powers of attorney with respect to any of the Restricted GOLQ Securities, deposit any of the Restricted GOLQ Securities into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Restricted GOLQ Securities in contravention of the obligations of Shareholder under this Agreement, (ii) permit any Restricted GOLQ Securities to be, or become subject to any liens or (ii) take any other action that would in any way restrict, limit or interfere with the performance of Shareholders’ obligations hereunder or the transactions contemplated by this Agreement. In furtherance of the foregoing, GOLQ and any duly appointed transfer agent for the registration or transfer of the Restricted GOLQ Securities described herein are hereby authorized to decline to make any transfer of Restricted GOLQ Securities if such transfer would constitute a violation or breach of this Section 2.13. The term “Lock-up Period” means the period commencing on the Closing Date and ending twelve (12) months after the completion of the Closing Date (the “Lock-up Period End Date”).

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2.14        Leak-Out Period. The Parties agree that during the Leak-out Period, no Shareholder shall sell, directly or indirectly, during any trading day in any broker transaction shares in an amount of more than three percent (3%) of the then applicable thirty (30) day trading average volume of the GOLQ Stock. The term “Leak-out Period” means the period commencing on the Lock-up Period End Date and ending twelve (12) months after the Lock-up Period End Date.

2.15       Deferred Compensation of Symplefy Employee Shareholders. Any Shareholder who is also an employee of Symplefy as of the date of this Agreement (each an “Employee Shareholder”) agrees that by signing this Agreement and receiving the right to be granted GOLQ Stock pursuant to its terms, such Shareholder agrees to accept any compensation owed by Symplefy or GOLQ on a deferred basis subject to the terms of Section 7.4 below, and hereby represents and warrants that such Employee Shareholder will bring no claims against Symplefy or GOLQ for having paid such compensation on a deferred basis, provided that such deferred compensation shall in any event be paid no later than one (1) year of the Closing Date.

ARTICLE III

Representations and Warranties of Symplefy

Subject to such exceptions as are specifically set forth in the appropriate section or subsection of the disclosure schedule delivered by Symplefy to GOLQ on the date hereof and attached hereto as Exhibit 3 (the “Symplefy Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Symplefy Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Symplefy Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsection of this Article III, and (B) any other representations and warranties set forth in this Article III if it is reasonably apparent on the face of such disclosure, without independent knowledge of the matters described therein, that it applies to such other section or subsection of this Article III) Symplefy hereby represents and warrants to GOLQ, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

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3.1.       Organization, Standing and Power. Symplefy and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Symplefy, a material adverse effect on the ability of Symplefy to perform its obligations under this Agreement or on the ability of Symplefy to consummate the Transactions (a “Symplefy Material Adverse Effect”). Symplefy and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Symplefy Material Adverse Effect. Symplefy has delivered to GOLQ true and complete copies of the Symplefy Charter, the Symplefy Bylaws, the Symplefy Operating Agreement and the comparable charter, organizational documents and other constituent Symplefy formation and governing documents of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.       Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Symplefy, by another subsidiary of Symplefy or by Symplefy and another subsidiary of Symplefy, free and clear of all Liens. Except for its interests in its subsidiaries, Symplefy does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than those set forth in Exhibit 3.2 hereto.

3.3.       Capital Structure. The authorized capital stock of Symplefy consists of 10,000,000 shares of common stock. As of the date hereof, 6,153,846 shares of the Symplefy Common Stock are issued and outstanding as set forth in Exhibit 3.3 hereto. No other classes of shares or other voting securities of Symplefy are issued or reserved for issuance or outstanding. Symplefy is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding common shares of Symplefy and the capital stock of each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Delaware, the Symplefy Articles of Incorporation, the Symplefy Bylaws, Operating Agreement, or any Contract to which Symplefy is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Symplefy or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Symplefy’s Common Stock or the capital stock of any of its subsidiaries may vote (“Voting Symplefy Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Symplefy or any of its subsidiaries is a party or by which any of them is bound (a) obligating Symplefy or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Symplefy or any of its subsidiaries or any Voting Symplefy Debt, (b) obligating Symplefy or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Symplefy or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Symplefy to repurchase, redeem or otherwise acquire any common shares of Symplefy.

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3.4.       Authority; Execution and Delivery; Enforceability. Symplefy has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Symplefy of this Agreement and the consummation by Symplefy of the Transactions have been duly authorized and approved by the Board of Directors and Shareholders of Symplefy and no other corporate proceedings on the part of Symplefy are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Symplefy in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5.       No Conflicts; Consents. The execution and delivery by Symplefy of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Symplefy or any of its subsidiaries under, any provision of (i) the Symplefy Articles of Incorporation, the Symplefy Bylaws, Operating Agreement or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Symplefy or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any material judgment, order or decree or material Law applicable to Symplefy or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Symplefy Material Adverse Effect.

3.6.       Compliance with Applicable Laws. Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Symplefy or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions. Symplefy and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Symplefy Material Adverse Effect.

3.7.       Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Symplefy or any of its subsidiaries.

3.8.       Foreign Corrupt Practices. Neither Symplefy, nor any of its subsidiaries, nor, to Symplefy’s knowledge, any director, officer, agent, employee or other person acting on behalf of Symplefy or any of its subsidiaries has, in the course of its actions for, or on behalf of, Symplefy (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.9.       Disclosure. All disclosure provided to GOLQ regarding Symplefy and its business, furnished by or on behalf of Symplefy in connection with this Agreement (including Symplefy’s representations and warranties set forth in this Agreement) is complete and accurate in all material respects. No statement herein or in the Symplefy Disclosure Schedule contains any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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3.10.       No Additional Agreements. Symplefy does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

3.11       Undisclosed Liabilities. Symplefy has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "Liabilities"), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.12       Intellectual Property.

(a)       The term "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)       Section 3.12(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by Symplefy (the "Symplefy IP Registrations"). Symplefy owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of its business as currently conducted or as proposed to be conducted (the "Symplefy Intellectual Property"), free and clear of all Encumbrances. All of the Symplefy Intellectual Property is valid and enforceable, and all Symplefy IP Registrations are subsisting and in full force and effect. Symplefy has taken all reasonable and necessary steps to maintain and enforce the Symplefy Intellectual Property.

(c)       The conduct of Symplefy’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any person. No person has infringed, misappropriated, or otherwise violated any Symplefy Intellectual Property.

3.13       Insurance. Symplefy has disclosed to GOLQ all insurance policies maintained by Symplefy or its Affiliates relating to the assets, business, operations, employees, officers, and directors of Symplefy (collectively, the "Insurance Policies"). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Symplefy nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Symplefy any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to Symplefy and are sufficient for compliance with all applicable Laws and Contracts to which Symplefy is a party or by which it is bound. For purposes of this Agreement: (x) "Affiliate" of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; and (y) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

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3.17       Employee Benefit Matters.

(a)       Symplefy has disclosed to GOLQ all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "ERISA"), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by Symplefy or under which Symplefy has or may have any Liability (each, a "Benefit Plan").

(b)       For each Benefit Plan, Symplefy has made available to GOLQ accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)       Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Symplefy or, with respect to any period on or after the Closing Date, GOLQ or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for, to the extent required by GAAP.

(d)       Symplefy has not incurred and does not reasonably expect to incur: (i) any material Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)       Symplefy has not now or at any time within the previous five years contributed to, sponsored, or maintained: (i) any "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) any "single-employer plan" as defined in Section 4001(a)(15) of ERISA; (iii) any "multiple employer plan" as defined in Section 413(c) of the Code; (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975 (e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

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(f)       Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)       Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of Symplefy to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

3.18       Employment Matters.

(a)       Symplefy has disclosed to GOLQ (i) all employees, independent contractors, and consultants of Symplefy ; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of Symplefy for services performed on or prior to the Closing Date have been paid in full.

(b)       Symplefy is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "Union"), and no Union has represented or purported to represent any employee of Symplefy. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)       Symplefy is and has been in compliance in all material respects with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

3.19       Taxes.

(a)       All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to be filed by Symplefy on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Symplefy. Symplefy has delivered to GOLQ copies of all Tax Returns and examination reports of Symplefy and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after January 1, 2019. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

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(b)       Symplefy has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any person (other than Symplefy) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)       There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)       Symplefy is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. Symplefy is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

3.20       Bank Accounts. Symplefy has disclosed to GOLQ, with respect to each account of Symplefy with any bank, broker, merchant processor, or other depository institution: (i) the name and account number of such account; (ii) the name and address of the institution where such account is held; (iii) the name of any person(s) holding a power of attorney with respect to such account, if any; and (iv) the names of all authorized signatories and other persons authorized to withdraw funds from each such account.

3.21       Legal Proceedings; Governmental Orders.

(a)       There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Symplefy's knowledge, threatened against or by Symplefy or any Affiliate of Symplefy: (i) relating to or affecting Symplefy or any of Symplefy’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding, and Symplefy is in compliance with all, Governmental Orders against, relating to, or affecting Symplefy or any of its properties or assets.

3.22       Real Property; Title to Assets.

(a)       Symplefy has disclosed to GOLQ all real property in which Symplefy has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "Real Property"), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by Symplefy, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Symplefy has delivered or made available to GOLQ true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(c)       Symplefy has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.22 (b) of the Disclosure Schedules.

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(d)       Symplefy is not a sublessor or grantor under any sublease or other instrument granting to any other person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of Symplefy’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a person other than Symplefy.

ARTICLE IV

Representations and Warranties of GOLQ

GOLQ hereby represents and warrants to the Shareholders and GOLQ, as of the date hereof and as of the Closing Date, as though made at the Closing Date (except for such representations and warranties set forth herein and made as of a specified date, which are made only as of such specified date), as follows:

4.1       Subsidiaries. GOLQ has disclosed to Symplefy, all outstanding voting securities of or other interests in, or any Control it has over, any other person.

4.2       GOLQ Organization and Name. GOLQ is a corporation, duly organized, validly existing and in good standing under the laws of Nevada, its jurisdiction of organization, and has the full power and authority and all necessary licenses, permits and other required authorization to: (i) enter into and execute this Agreement and to perform all of its obligations hereunder; and (ii) own and operate its assets and properties and to conduct and carry on its business as and to the extent now conducted. GOLQ is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the ownership or use and operation of its assets or properties requires such qualification. The exact legal name of GOLQ is as set forth in the first paragraph of this Agreement, and GOLQ has disclosed to Symplefy any other name or trade name under which GOLQ has conducted business during the last five (5) years.

4.3       Authorization; Validity. GOLQ has full right, power and authority to enter into this Agreement, as provided herein and to perform all of its duties and obligations under this Agreement and this Agreement and no other action or consent on the part of GOLQ, its board of directors, stockholders, or any other person is necessary or required by GOLQ to execute this Agreement, consummate the Transactions contemplated herein and perform all of its obligations hereunder. The execution and delivery of this Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the GOLQ Charter and GOLQ Bylaws, or other governing documents. All necessary and appropriate corporate action has been taken on the part of GOLQ to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement and contract of GOLQ, enforceable against GOLQ in accordance with its respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies. GOLQ knows of no reason why any it cannot perform any of its Obligations under this Agreement or any related agreements.

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4.4.       Capital Structure. As of the date of this Agreement, GOLQ is authorized to issue one class of stock designated as common stock (“Common Stock”), the total number of shares of which GOLQ is authorized to issue being two hundred million (200,000,000). As of the date of this Agreement GOLQ has approximately 134,127,556 shares of common stock issued and outstanding. Further, as of the date of this Agreement, GOLQ is authorized to issue stock designated as preferred stock (“Preferred Stock”), the total number of shares of which GOLQ is authorized to issue being ten million (10,000,000), of which no shares of the Preferred Stock are issued and outstanding. All of the outstanding shares of common stock of GOLQ are validly issued, fully paid and nonassessable, have been issued in compliance with all foreign, federal and state securities laws and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the date of this Agreement, no shares of GOLQ’s capital stock are subject to preemptive rights or any other similar rights or any Liens, claims or encumbrances suffered or permitted by GOLQ. The Common Stock is currently quoted on the OTC Markets market (the “Principal Trading Market”) under the trading symbol “GOLQ”. GOLQ has received no notice, either oral or written, with respect to continued eligibility of the Common Stock for quotation on the Principal Trading Market, and the Issuing GOLQ has maintained all requirements on its part for the continuation of such quotation. To the extent not already disclosed in its Financial Statements and other filings with the SEC, GOLQ has disclosed to Symplefy (i) any outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of GOLQ or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which GOLQ or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the GOLQ or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of GOLQ and (ii) any outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing indebtedness of GOLQ or by which GOLQ is or may become bound, other than as it relates to the GOLQ Acquisition, (iii) any outstanding registration statements with respect to GOLQ or any of their respective securities, and there are no outstanding comment letters from the SEC, the Principal Trading Market, or any other Governmental Authority with respect to any securities of GOLQ; and (iv) any agreements or arrangements under which GOLQ is obligated to register the sale of any of its securities under the Securities Act or any other law of any other Governmental Authority (v) any financing statements filed with any Governmental Authority securing any obligations of GOLQ or filed in connection with any assets or properties of GOLQ; (vi) any securities or instruments containing anti-dilution or similar provisions that will be triggered by this Agreement or any related agreement or the consummation of the transactions described herein or therein; and (vii) any outstanding securities or instruments of GOLQ which contain any redemption or similar provisions, and any contracts or agreements by which such GOLQ is or may become bound to redeem a security of such GOLQ (except pursuant to this Agreement). GOLQ has furnished to Symplefy complete and correct copies of such GOLQ’s Articles of Incorporation, as amended and as in effect on the date hereof and such GOLQ Bylaws, as in effect on the date hereof, and any other governing or organizational documents, as applicable. Except for the documents delivered to Symplefy in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any nature or kind that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of GOLQ.

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4.5       No Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a violation of or conflict with the GOLQ Charter, GOLQ Bylaws, or any other organizational or governing documents of any GOLQ; (ii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, or gives to any other person any rights of termination, amendment, acceleration or cancellation of, any provision of any contract or agreement to which GOLQ is a party or by which any of its or their assets or properties may be bound; (iii) constitute a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both), or conflicts with, any order, writ, injunction, decree, or any other judgment of any nature whatsoever; (iv) constitute a violation of, or conflict with, any law, rule, ordinance or other regulation (including foreign and United States federal and state securities laws and the rules and regulations of any Principal Trading Market); or (v) result in the loss or adverse modification of, or the imposition of any fine, penalty or other Lien, claim or encumbrance with respect to, any Permit granted or issued to, or otherwise held by or for the use of, GOLQ or any of their respective assets. GOLQ is not in violation of the GOLQ Charter, GOLQ Bylaws, or other organizational or governing documents, as applicable, and GOLQ is not in default or breach (and no event has occurred which with notice or lapse of time or both could put GOLQ in default or breach) under, and GOLQ has not taken any action or failed to take any action that would give to any other person any rights of termination, amendment, acceleration or cancellation of, any contract or agreement to which GOLQ is a party or by which any property or assets of GOLQ are bound or affected. No business of GOLQ is being conducted, and shall not be conducted, in violation of any law, rule, ordinance or other regulation. Except as specifically contemplated by this Agreement, Symplefy is not required to obtain any consent or approval of, from, or with any Governmental Authority, or any other person, in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue the Advisory Fee Shares in accordance with the terms hereof. All consents and approvals which GOLQ is required to obtain pursuant to the immediately preceding sentence have been obtained or effected on or prior to the date hereof.

4.6       Issuance of Securities. The GOLQ Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes, or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable United States federal and state securities laws and the laws of any foreign jurisdiction applicable to the issuance thereof. Assuming the accuracy of the Shareholder’s representations under Article II hereof, the issuance of the GOLQ Stock will be exempt from: (i) the registration and prospectus delivery requirements of the Securities Act; (ii) the registration and/or qualification provisions of all applicable state and provincial securities and “blue sky” laws; and (iii) any similar registration or qualification requirements of any foreign jurisdiction or other Governmental Authority.

4.7       Compliance With Laws. The nature and transaction of GOLQ’s business and operations and the use of its properties and assets, do not and hereafter shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any Permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except to the extent such violation or conflict would not result in a Material Adverse Effect.

4.8       Environmental Laws and Hazardous Substances. Except to the extent that any of the following would not have a Material Adverse Effect (including financial reserves, insurance policies and cure periods relating to compliance with applicable laws and Permits) and are used in such amounts as are customary in the Ordinary Course of Business in compliance with all applicable Environmental Laws, GOLQ represents and warrants to Symplefy that, to its knowledge: (i) GOLQ has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of GOLQ (whether or not owned by GOLQ) in any manner which at any time violates any Environmental Law or any Permit, certificate, approval or similar authorization thereunder; (ii) the operations of GOLQ comply in all material respects with all Environmental Laws and all Permits certificates, approvals and similar authorizations thereunder; (iii) there has been no investigation, Proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person, nor is any pending or, to GOLQ’s knowledge, threatened; and (iv) GOLQ has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material.

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4.9       Investment Company. GOLQ is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.10     SEC Documents; Financial Statements. GOLQ is subject to the reporting requirements of Sections 12 and 15 of the Exchange Act, and except as disclosed in Exhibit 4.10, GOLQ has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC or any other Governmental Authority (all of the foregoing filed within the two (2) years preceding the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents”). GOLQ is current with its filing obligations under the Exchange Act and all SEC Documents have been filed on a timely basis or GOLQ has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. GOLQ represents and warrants that true and complete copies of the SEC Documents are available on the SEC’s website (www.sec.gov) at no charge to Symplefy, and Symplefy acknowledges that it may retrieve all SEC Documents from such website and Symplefy’s access to such SEC Documents through such website shall constitute delivery of the SEC Documents to Symplefy; provided, however, that if Symplefy is unable to obtain any of such SEC Documents from such website at no charge, as result of such website not being available or any other reason beyond Symplefy’s control, then upon request from Symplefy, GOLQ shall deliver to Symplefy true and complete copies of such SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the date hereof, which amendments or updates are also part of the SEC Documents). As of their respective dates, the consolidated financial statements of the GOLQ included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”, consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of GOLQ as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). To the knowledge of GOLQ and its officers, no other information provided by or on behalf of GOLQ to Symplefy which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

4.11       Absence of Certain Changes. Since the date the last of the SEC Documents was filed with the SEC, none of the following have occurred:

(a)     There has been no event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; or

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(b)     Any transaction, event, action, development, payment, or any other matter of any nature whatsoever entered into by GOLQ other than in the Ordinary Course of Business.

4.12       Litigation and Taxes. Except as disclosed in Exhibit 4.12, there are no active or pending Proceedings to GOLQ’s knowledge against GOLQ or their respective officers, managers, members or Shareholders, or against or affecting any of their respective assets. In addition, there are no outstanding judgments, orders, writs, or decrees against or affecting GOLQ, its business or assets. There is no Proceeding, pending or threatened in respect of any tax returns of GOLQ.

4.13       Reserved.

4.14       ERISA Obligations. Symplefy acknowledges that GOLQ has disclosed to Symplefy any and all Employee Plans subject to ERISA.

4.15       Reserved.

4.16       Liabilities and Indebtedness of GOLQ. GOLQ has no Funded Indebtedness or any liabilities or obligations of any nature whatsoever, except: (i) as disclosed in the Financial Statements; or (ii) liabilities and obligations incurred in its Ordinary Course of Business since the date of the last Financial Statements filed by GOLQ with the SEC which do not or would not, individually or in the aggregate, exceed Three Million ($3,000,000).

4.17       Real Estate.

(a)     Real Property Ownership. GOLQ does not own any Real Property.

4.18       Material Contracts. An accurate, current and complete copy of each of the Material Contracts has been furnished to Symplefy and/or is readily available as part of the SEC Documents, and each of the Material Contracts constitutes the entire agreement of the respective parties thereto relating to the subject matter thereof. Except for those provided to Symplefy prior to the Closing Date, there are no outstanding offers, bids, proposals or quotations made by GOLQ which, if accepted, would create a Material Contract with such GOLQ. Each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof. To the knowledge of GOLQ and its officers, all obligations required to be performed under the terms of each of the Material Contracts by any party thereto have been fully performed by all parties thereto, and no party to any Material Contracts is in default with respect to any term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration or modification of any obligation of any party thereto or the creation of any lien, claim, charge or other encumbrance upon any of the assets or properties of GOLQ. Further, GOLQ has not received any notice, nor does GOLQ have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened, whether in writing or orally.

4.19       Title to Assets. GOLQ has good and marketable title to, or a valid leasehold interest in, all of its assets and properties which are material to its business and operations as presently conducted, free and clear of all liens, claims, charges or other encumbrances or restrictions on the transfer or use of same. Except as would not have a Material Adverse Effect, the assets and properties of GOLQ are in good operating condition and repair, ordinary wear and tear excepted, and are free of any latent or patent defects which might impair their usefulness, and are suitable for the purposes for which they are currently used and for the purposes for which they are proposed to be used.

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4.20       Intellectual Property. GOLQ owns or possesses adequate and legally enforceable rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and all other intellectual property rights necessary to conduct its business as now conducted. GOLQ has no knowledge of any infringement by GOLQ of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other intellectual property rights of others, and, to the knowledge of GOLQ, there is no claim, demand or Proceeding, or other demand of any nature being made or brought against, or to GOLQs’ knowledge, being threatened against, GOLQ regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other intellectual property infringement; and GOLQ is not aware of any facts or circumstances which might give rise to any of the foregoing.

4.21       Labor and Employment Matters. GOLQ has disclosed to Symplefy any labor dispute or, to the knowledge of GOLQ, is any such dispute threatened. To the knowledge of GOLQ and its officers, none of the employees of GOLQ is a member of a union and GOLQ believes that its relations with its employees are good. To the knowledge of GOLQ and its officers, GOLQ has complied in all material respects with all laws, rules, ordinances and regulations relating to employment matters, civil rights and equal employment opportunities.

4.22       Insurance. GOLQ is not currently covered by valid, outstanding and enforceable policies of insurance, covering its business against losses and risks normally insured against by other corporations or entities in the same or similar lines of businesses as GOLQ is engaged and in coverage amounts which are prudent and typically and reasonably carried by such other corporations or entities (the “Insurance Policies”). No Insurance Policies are in full force and effect. GOLQ has no reason to believe that it will not be able to obtain Insurance Policies as and when such Insurance Policies as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of GOLQ.

4.23       Permits. GOLQ possesses all Permits necessary to conduct its business, and GOLQ has not received any notice of, or is otherwise involved in, any Proceedings relating to the revocation or modification of any such Permits. All such Permits are valid and in full force and effect and GOLQ is in full compliance with the respective requirements of all such Permits.

4.24       Reserved.

4.25       Illegal Payments. GOLQ, nor any director, officer, member, manager, agent, employee or other person acting on behalf of GOLQ has, in the course of his actions for, or on behalf of, GOLQ: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar foreign law or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.26       Related Party Transactions. Except for: (i) transactions disclosed in the Financial Statements, which transactions are upon terms no less favorable than GOLQ could obtain from third parties; and (ii) arm’s length transactions pursuant to which GOLQ makes payments in the Ordinary Course of Business upon terms no less favorable than GOLQ could obtain from third parties, none of the officers, directors, managers, or employees of GOLQ, nor any stockholders, members or partners who own, legally or beneficially, five percent (5%) or more of the ownership interests of GOLQ (each a “Material Shareholder”), is presently a party to any transaction with GOLQ (other than for services as employees, officers and directors), including any contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such employee or Material Shareholder or, to the best knowledge of GOLQ, any other person in which any officer, director, or any such employee or Material Shareholder has a substantial or material interest in or of which any officer, director or employee of GOLQ or Material Shareholder is an officer, director, trustee or partner.

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4.27       Internal Accounting Controls. GOLQ’s independent registered public accounting firm is not required to, and has not, performed formal testing of its internal controls or policies and has not issued an independent opinion as to the quality of its internal controls. GOLQ’s management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by GOLQ in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. An evaluation was conducted under the supervision and with the participation of GOLQ’s management of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based on that evaluation, GOLQ’s management concluded that its disclosure controls and procedures were not effective as of such date to ensure that information required to be disclosed in the reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

4.28       Brokerage Fees. There is no person acting on behalf of GOLQ who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

4.29       No General Solicitation. Neither GOLQ, nor its respective Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or issuance of the Revolving Note, the Advisory Fee Shares or any shares issuable upon conversion of the Revolving Note.

4.30       Private Placement. Assuming the accuracy of the representations and warranties set forth in Article II above, no registration under the Securities Act or the laws, rules or regulations of any other Governmental Authority is required for the issuance of the GOLQ Stock.

4.31       Complete Information. This Agreement and all financial statements, exhibits, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to Symplefy in connection with or in furtherance of this Agreement by or on behalf of GOLQ fully and fairly states the matters with which they purport to deal, and do not misstate any material fact nor, separately or in the aggregate, fail to state any material fact necessary to make the statements made not misleading.

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ARTICLE V

Conditions to Closing

5.1.       GOLQ Conditions Precedent. The obligations of the Shareholders and Symplefy to enter into and complete the Closing are subject, at the option of the Shareholders and Symplefy, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Symplefy and the Shareholders in writing.

(a)       Representations and Covenants. The representations and warranties of GOLQ contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. GOLQ shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by GOLQ on or prior to the Closing Date.

(b)       Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Symplefy or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of GOLQ.

(c)       Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by GOLQ for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by GOLQ, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a GOLQ Material Adverse Effect.

(d)       Satisfactory Completion of Due Diligence. Symplefy and the Shareholders shall have completed their legal, accounting and business due diligence of GOLQ and the results thereof shall be satisfactory to Symplefy and the Shareholder in their sole and absolute discretion.

(e)       Offer of Employment to Existing Employees and Consultants. Within four (4) weeks following the Closing, GOLQ shall have presented to each mutually agreed upon Symplefy employee or consultant at the Closing an employment (or consulting) agreement, including Granger Whitelaw and Stephen Jones, in forms satisfactory to GOLQ and Symplefy.

(f)       Officers of GOLQ. GOLQ shall take all necessary actions such that, on or prior to the Closing Date, in accordance with the organizational documents of GOLQ and applicable law, GOLQ shall appoint Granger Whitelaw to serve as its Chief Executive Officer and Stephen Jones to serve as its Chief Financial Officer.

(g)       Delivery of Documents At the closing GOLQ shall deliver to the Shareholders and Symplefy such other documents as Symplefy may reasonably request for the purpose of facilitating the consummation of the Transactions.

5.2.       Symplefy and Shareholder Conditions Precedent. The obligations of GOLQ to enter into and complete the Closing is subject, at the option of GOLQ, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by GOLQ in writing.

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(a)       Representations and Covenants. The representations and warranties of the Shareholders and Symplefy contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and Symplefy shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and Symplefy on or prior to the Closing Date.

(b)       Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of GOLQ, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Symplefy.

(c)       Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders and/or Symplefy for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders and/or Symplefy , except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Symplefy Material Adverse Effect.

(d)       Satisfactory Completion of Due Diligence. GOLQ shall have completed its legal, accounting and business due diligence of Symplefy and the Shareholders and the results thereof shall be satisfactory to GOLQ in its sole and absolute discretion.

(e)       Share Transfer Documents. The Shareholders shall have delivered to GOLQ a duly executed stock transfer power for transfer by the Shareholders of their Symplefy Common Stock to GOLQ. Symplefy shall have made arrangements with its third party cap table management platform to transfer to GOLQ the electronic certificates representing the Shareholders’ Symplefy Common Stock.

(f)       Regulatory Approvals. Symplefy and its subsidiaries shall provide all change of control and other required documents to the Financial Industry Regulatory Authority (“FINRA”) that are necessary with respect any regulatory approvals related to the Transaction.

(h)       Delivery of Documents. At the closing Symplefy shall deliver to GOLQ such other documents as GOLQ may reasonably request for the purpose of facilitating the consummation of the Transaction.

(i)       Key Man Agreements. If applicable, Symplefy shall have two-year consulting agreements in place with the individuals in Exhibit 5.2(h) that are necessary for the continued operations of its subsidiaries and their compliance with FINRA and other governmental rules and regulations.

ARTICLE VI
Indemnification

6.1.       Survival of Representations, Warranties and Covenants. The representations and warranties made by Symplefy herein shall survive the Effective Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is the later of (a) two (2) years from the Closing Date and (b) the Earnout Date; provided, however, the representations and warranties in Section 3 contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein or by applicable Laws. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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6.2       Obligation of Symplefy and Shareholders to Indemnify. Subject to other terms and conditions in this Article VI, Symplefy and the Shareholders (each a “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless GOLQ and its directors, officers, employees, affiliates, stockholders, debenture holders, agents, attorneys, successors and assigns (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of Seller Indemnifying Parties contained in this Agreement or (ii) breach by Seller Indemnifying Parties of any covenant or agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

6.3        Obligations of GOLQ to Indemnify. Subject to the other terms and conditions of this Article VI, GOLQ shall indemnify and defend each Shareholder and each Shareholder’s Affiliates and each of their respective officers, directors, employees, Shareholders, agents, assigns and successors (collectively, the "Seller Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, all Losses based upon, arising out of or otherwise in respect of any (i) material inaccuracy in or material breach of any of the representations or warranties of GOLQ contained in this Agreement; or (ii) material breach or non-fulfillment by GOLQ of any covenant or agreement contained in this Agreement, in each case so long as such representations, warranties, covenants or agreements survive the Effective Date.

6.4       Notice and Opportunity to Defend. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to this Article VI (the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

6.5       Procedure. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days after the date the Claims Notice is given (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, govern- mental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

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6.6.       Cumulative Remedies. The rights and remedies provided for in this Section 6 are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VII

Covenants

7.1.       Blue Sky Laws. GOLQ shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the GOLQ Stock in connection with this Agreement.

7.2.       Public Announcements. GOLQ and Symplefy will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.       Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4.       Deferred Compensation.

(a)        As soon as practicably possible following the Closing, GOLQ shall pay all deferred compensation owed by Symplefy to Symplefy employees for the period prior to the Closing (the “Pre-Closing Period”); provided that any deferred compensation owed to Granger Whitelaw and Stephen Jones for the Pre-Closing Period will be paid in the form of GOLQ Stock priced on the fifteen (15) trading day VWAP immediately prior to the Closing.

7.5       Financial Statements. Symplefy shall deliver to GOLQ consolidated financial statements for its fiscal years 2021 and 2022, and any interim stub period in fiscal 2023 (the “Symplefy Financial Statements”), on or before Seventy (70) Days from the Closing Date (the “Symplefy F/S Delivery Date”). As of their respective dates, the Symplefy Financial Statements will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. All of the Symplefy Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except: (i) as may be otherwise indicated in such Symplefy Financial Statements or the notes thereto; or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the consolidated financial position of Symplefy as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

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7.6        Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date. Symplefy shall take all necessary steps, and provide all required documents, to ensure that Symplefy and its subsidiaries maintain compliance with all FINRA rules and regulations.

7.7        Assignment. Notwithstanding anything to the contrary herein, the Parties acknowledge that the Company has entered into agreements to sell a material portion of its fin-tech assets to Recruiter.com Group, Inc. (“RCTR”). If such sale is consummated prior to the Closing Date, the Parties jointly agree that the Company shall sell, assign and convey all of right, title and interest in this Agreement to RCTR, and shall cause RCTR to accept such assignment and agree to perform all obligations hereunder, and the Exchange Parties hereby agree to such assignment without further action by any of them. Such assignment is expressly made without recourse.

ARTICLE IX
Miscellaneous

9.1.       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature page hereof (or at such other address for a Party as shall be specified by like notice):

9.2.       Further Assurances. The Parties agree to execute any and all such other further instruments and documents, and to take any and all such further actions which are reasonably required to effectuate this Agreement and the intents and purposes hereof.

9.3.       Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure and (iii) no waiver by any party of one breach by another party shall be construed as a waiver of any other or subsequent breach.

9.4.       Modifications. This Agreement may not be changed, modified, extended, terminated or discharged orally, but only by an agreement in writing signed by all of the parties to this Agreement.

9.5.       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, GOLQ and Symplefy will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

9.6.       Confidentiality. The Parties agree that the terms of this Agreement are confidential and they shall not make public disclosure of the terms of this Agreement, except: (i) as may be required by law, (ii) in connection with litigation or other legal proceeding against a party, (iii) by judicial or other compulsory process, including, without being limited to, any court order, (iv) as may be required by any federal and/or state regulatory agency, or (v) as may be required in connection with its obligations under federal securities laws and pursuant to the Securities and Exchange Commission or listing requirements. If either party intends to make a disclosure of the terms of this Agreement as required by law, by judicial or other compulsory process, including, without being limited to, any court order, by any federal and/or state regulatory agency, or as may be required in connection with its obligations under federal securities laws, such party shall notify the other party, if feasible, in advance of any such disclosure. The Parties agree that the terms of this Agreement regarding confidentiality are not material to this Agreement and any breach of this paragraph shall not be considered a material breach of this Agreement. In the event of such a breach of this Paragraph, the non-breaching party shall only be entitled to injunctive relief and/or monetary damages for actual harms caused by the breach.

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9.7.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

9.8.       Counterparts; Facsimile and Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes. A party may electronically sign an electronic copy of this agreement via DocuSign or similar applications and bind itself accordingly. This will satisfy all other requirements for this document to be in writing and signed by that party. The parties intend that any electronic copy so signed will constitute an executed original counterpart, and any print-out of the copy with the relevant signatures appearing will also constitute an executed original counterpart.

9.9.       Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Exhibits (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

9.10.     Binding upon Execution and Delivery. No party to this Agreement shall be bound hereby until fully executed counterparts to this Agreement have been executed by, and delivered to, each party, or their respective attorneys, by all other parties or their respective attorneys.

9.11       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLOGIQ, INC.

By:
	Name:	Brent Suen
	Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

SYMPLEFY, INC.

By:
	Name:	Stephen R. Jones
	Title:	Chief Executive Officer

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

THE SHAREHOLDERS OF SYMPLEFY, INC

By:
	Name:	Stephen R. Jones
By:
	Name:	Granger Whitelaw

[SIGNATURE PAGES CONTINUE]

[Signature Page to Share Exchange Agreement]

ANNEX A

Definitions

“Series A Preferred Certificate of Designation” means the Certificate of Designation of Series A Preferred Stock of GoLogiq, Inc. on file with the Secretary of State of the State of Nevada.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Earnout Amount” means the cumulative amount of earnout payments once all Earnout Targets are met, equal to $15,000,000 payable in Earnout Shares, if, as, and to the extent earned in accordance with the terms of this Agreement.

“Earnout Date” means the date as set forth on Schedule 1.3.

“Earnout Target” means the milestones as set forth on Schedule 1.3.

“Symplefy Bylaws” means the Bylaws of Symplefy, Inc, as amended to the date of this Agreement.

“Symplefy Charter” means the Articles of Incorporation of Symplefy, Inc, as amended to the date of this Agreement.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“GOLQ Bylaws” means the Bylaws of GoLogiq, Inc., as amended to the date of this Agreement.

“GOLQ Charter” means the Articles of Incorporation of GoLogiq, Inc., as amended to the date of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

EXHIBITS

C-1	Symplefy Shareholder List/Chart

1.1	Share Exchange Chart

1.3	Earnout Targets

3	Symplefy Disclosure Schedule

EXHIBIT C-1

[See Attached]

EXHIBIT 1.1

[See Attached]

EXHIBIT 1.3

[See Attached]

EXHIBIT 3

[See Attached]

EXHIBIT 4

[See Attached]